MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT (this "Agreement") is dated as of _________, 1996 by and between Elsinore Corporation, a Nevada corporation ("Elsinore"), Four Queens, Inc., a Nevada corporation ("Four Queens" and, together with Elsinore, the "Companies"), and Riviera Gaming Management Corp.-Elsinore, a Nevada corporation ("Manager").

                                              PRELIMINARY STATEMENTS

                  A. Elsinore owns and operates through its subsidiary, Four Queens, a hotel and casino commonly known as the Four Queens Hotel and Casino, located at 202 Fremont Street, Las Vegas, Nevada.

                  B. The Companies are party to those certain Chapter 11 bankruptcy proceedings pending in the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") as Case No. 95-24685 RCJ and Case No. 95-24687 RCJ respectively (the "Proceedings").

                  C. Pursuant to the terms and conditions of that certain Interim Management Agreement dated as of __________, 1996 between the Companies and Manager (the "Interim Management Agreement") the Companies have engaged Manager to manage the Project. The term of the Interim Management Agreement expires on the Effective Date (as defined below).

                  D. Pursuant to the terms and conditions of the Joint Plan of Reorganization for the Debtors with respect to the Proceedings (the "Plan"), Manager shall be engaged to manage the Project upon the expiration of the term of the Interim Management Agreement in accordance with the terms and conditions of this Agreement.

         In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

                             ARTICLE I. DEFINITIONS

         The following defined terms are used in this Agreement:

         "Affiliate" shall mean a person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with the person in question and any stockholder or partner of any person referred to in the preceding clause owning 10% or more of such entity.


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         "Audit Day" is defined in Section 3.6(a).

         "Audited Statements" is defined in Section 3.6(a).

         "Business Days" shall mean all weekdays except those that are official holidays of the State of Nevada or the U.S. Government. Unless specifically stated as "Business Days," a reference to "days" means calendar days.

         "Capital Budget" is defined in Section 3.9.

         "Casino" shall mean those areas reserved for the operation of slot machines, table games and any other legal forms of gaming permitted under applicable law, and such additional ancillary service areas including reservations and admissions, cage, vault, count room, surveillance room and any other room or area or activities therein regulated or taxed by the Nevada Gaming Authorities by reason of gaming operations.

         "Casino Bankroll" shall mean an amount reasonably determined by Manager as funding required to bankroll the Casino Gaming Activities but in no case less than the amount required by Nevada gaming law or Nevada Gaming Authorities. In no event shall such Casino Bankroll include any amount necessary to cover Operating Expenses or Operating Capital. Casino Bankroll shall include the funds located on the casino tables, in the gaming devices, cages, vault, counting rooms, or in any other location in the Casino where funds may be found and funds in a bank account identified by the Companies for any additional amount required by Nevada gaming law or Nevada Gaming Authorities or such other amount as is reasonably determined by Manager and the Companies.

         "Casino Gaming Activities" shall mean the Casino cage, table games, slot machines, video machines, and other forms of gaming managed by Manager in the Casino.

         "Casino  Operating  Expenses"  shall  mean  expenses  incurred  in  the management  of the  Casino,  including,  but not limited  to,  gaming  supplies, maintenance of the Casino area, gaming marketing materials, uniforms, complimentaries, Casino employee training, Casino employee compensation and entitlements, and Gaming Taxes.

         "Companies' Advances" is defined in Section 3.11.

         "Confirmation Date" is defined in Recital C.

         "Default" or "Event of Default" is defined in Section 6.1.

         "EBITDA" shall mean revenues derived from the operation of Four Queens less all costs of operating Four Queens (including, without limitation, any and all costs associated with the Fremont Street Experience and the Minimum Fee) except for (i) bankruptcy restructuring costs, (ii) Elsinore D&O insurance,
(iii) Elsinore director and officer compensation, (iv) expenses related to Elsinore debt (including Trustee Fees), (v) any other



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Elsinore expense over which Manager has no control and (vi) the Performance Fee, all before (a) interest on indebtedness, (b) all taxes on income other than Gaming Taxes, (c) depreciation of tangible assets and (d) amortization of goodwill and other intangible assets, all as determined by the independent certified public accountant of the Companies in accordance with generally accepted accounting principles applied on a consistent basis (after giving effect to "fresh start" accounting), subject, however, to the dispute provisions of Section 3.6(b).

         "Effective Date" shall mean the date the Plan becomes effective as defined in the Plan.

         "Extended Term" is defined in Section 2.3.

         "Extension Option" is defined in Section 2.3.

         "Fiscal Year" shall mean the 12-month period starting with the first full quarter beginning immediately following the Effective Date and each 12-month period thereafter.

         "Gaming Taxes" shall mean any tax imposed by the Nevada Gaming Authorities on Gross Gaming Revenues.

         "Governmental Authorities" shall mean the United States, the State of Nevada and any court or political subdivision agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over the Companies, Manager or the Project, including the Casino.

         "Gross Gaming Revenues" shall mean all of the revenue from the operation of the Casino (which is taxed by the Nevada Gaming Authorities) from all business conducted upon, related to or from the Casino in accordance with generally accepted accounting principles and shall include, but not be limited to, the net win from gaming activities, which is the difference between gaming wins and losses before deducting Gaming Taxes, and plus or minus, as appropriate, deposits made in respect of progressive slot machines and other similar games.

         "Gross Revenues" shall mean Gross Gaming Revenues, plus all other revenues resulting from the operation of the Project, minus all Gaming Taxes.

         "Management Fee" shall mean the Minimum Fee and the Performance Fee, if any.

         "Minimum Fee" is defined in Section 4.1.

         "Monthly Financial Statements" is defined in Section 3.7.

         "Nevada Gaming Authorities" shall mean the Nevada Gaming Commission, State Gaming Control Board and all other gaming regulatory bodies, including, but not limited to,


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any municipality,  political  subdivision,  board,  commission,  agency or other public body now in existence or hereafter created to regulate gaming in the State of Nevada.

         "Olympia" means the Seven Cedars Casino located in Sequim, Washington.

         "Operating Bank Accounts" is defined in Section 3.10.

         "Operating Budget" is defined in Section 3.9.

         "Operating Capital" shall mean such amount in the Operating Bank Accounts as will be reasonably sufficient to assure the timely payment of all current liabilities of the Project, including the operations of the Casino, during the term of this Agreement, and to permit Manager to perform its management responsibilities and obligations hereunder, with reasonable reserves for unanticipated contingencies and for short term business fluctuations resulting from monthly variations from the Operating Budget.

         "Operating Expenses" shall mean actual expenses incurred following the Effective Date in operating the Project, including the Casino Operating
Expenses, employee compensation and entitlements, Operating Supplies, maintenance costs, fuel costs, utilities, taxes and the Minimum Fee.

         "Operating Supplies" shall mean gaming supplies, paper supplies, cleaning materials, marketing materials, maintenance supplies, uniforms and all other materials used in the operation of the Project.

         "Palm Springs" means the Spotlight 29 Casino located in Palm Springs, California.

         "Performance Fee" shall mean the annual amount payable to Manager which equals 25% of any increase in EBITDA in any Fiscal Year of the Term or Extended Term over $8 million.

         "Performance Fee Statement" is defined in Section 3.6(a).

         "Project" shall mean the Four Queens Hotel and Casino in Las Vegas, Nevada and all necessary ancillary facilities to the Project, including, but not limited to, vehicular parking area, entertainment facilities, hotels, restaurants,  waiting  areas,  restrooms,  administrative  offices  for, but not limited to, accounting, purchasing, and management information services (including offices for Manager management personnel) and other areas utilized in support of the operations of the Project.

         "Projected EBITDA" shall mean the EBITDA for the first two Fiscal Years of the Term and is deemed to be $8 million for each such year.

         "Selected Arbitrator" is defined in Section 9.1.



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         "Term" is defined in Section 2.2.

             ARTICLE II: ENGAGEMENT OF MANAGER AND TERM OF AGREEMENT

         Section 2.1 Engagement of Manager. The Companies hereby engage and employ Manager to act as their exclusive agent for the supervision and control of the management of the business and affairs of the Project and to provide certain services to the Companies as detailed in Section 3.3 of this Agreement in connection with the Project, and Manager hereby accepts such engagement and employment, on the terms and conditions hereinafter set forth. In addition, Manager may provide consulting services to Elsinore from time to time with respect to non-Project related issues and Manager agrees to provide consulting services upon terms mutually acceptable to Manager and the Companies.

         Section 2.2 Term. Manager shall manage the Project from the period (the "Term") commencing on the Effective Date and ending 60 days after the third Fiscal Year's audited results are available, subject to termination prior to the end of such period as hereinafter specified or extension as hereinafter provided. Either Manager or Elsinore may terminate this Agreement upon 120 days notice after the second Fiscal Year's audited results are available, provided that cumulative EBITDA for the first two Fiscal Years is less than 80% of the cumulative Projected EBITDA. In the event that Elsinore elects to terminate this Agreement at the end of the second Fiscal Year because the 80% cumulative Projected EBITDA target was not met, Manager will have 60 days after receipt of notice of Elsinore's election to so terminate in which to exercise its Warrants. If Manager does not exercise its Warrants, or exercises only a portion of its Warrants, then any Warrants remaining unexercised at the end of the 60 day period will be automatically cancelled.

         Section 2.3 Option to Extend Term. The Term may be extended at the option (the "Extension Option") of Manager (the "Extended Term") for an additional term of two years, provided that cumulative EBITDA for the Term is 80% or more of the cumulative Projected EBITDA. Manager shall give written notice of its exercise of an Extension Option no later than 120 days prior to the expiration of the Term, on the assumption that cumulative EBITDA for the Term will be 80% or more of the cumulative Projected EBITDA.

                  ARTICLE III: RESPONSIBILITIES OF THE PARTIES.

         Section 3.1 Standards. With respect to the operation of the Project pursuant to this Agreement, Manager shall manage and maintain the Project in a manner reasonably consistent with the average of standards and procedures exercised by other casino/hotel operators in the management of other casino/hotels of the same or similar type, class and quality as the Project and located in Las Vegas, Nevada.

         Section 3.2 No Interference; Board Representation. In order for Manager to meet its responsibilities under Section 3.1 of this Agreement in a professional manner, and to comply with any legal requirements and the terms of this Agreement, the Companies hereby

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agree that (i) Manager shall have  uninterrupted  control of and  responsibility for the operation of the Project during the Term of this Agreement and (ii) the Companies will not interfere or be involved with the operation of the Project and that Manager may operate the Project free of molestation, eviction or disturbance by the Companies or any third party claiming by, through or under the Companies, provided that Manager shall not engage in any transaction with any of its affiliates relating to the Project in excess of $10,000 without the prior written approval of the Elsinore Board of Directors. Notwithstanding the foregoing, during normal business hours and upon reasonable notice to Manager, the Companies' directors and Elsinore's major stockholder and their agents may visit the Project and may ask the Manager and the companies' officers about various aspects of the Companies' business, operations and financial results. Examples of the matters which Manager shall determine from time to time hereunder include, but are not limited to, room rates, food and beverage menu prices, charges to guests for other services performed by Manager at the Project, for rooms, gaming, commercial purposes and entertainment, entertainment policies and specific entertainment obligations, the labor policies of the Project and the type and character of publicity and promotion. Manager agrees, however, that it will in good faith use its best efforts to perform its obligations and discharge its responsibilities in the control and operation of the Project in and for the purpose of maximizing profits from the operation of the Project. Nothing contained in this Section 3.2 shall prohibit the Companies' Boards of Directors from exercising their fiduciary duties if Manager shall default in its obligations under this Agreement pursuant to Section 6.2 and such default shall continue after any required notice and/or cure period.

         Section 3.3 Services. Manager covenants and agrees to perform, or cause to be performed, the following services in connection with the Project:

                  (a) Permits. Manager, on behalf of and with the cooperation of the Companies, shall oversee obtaining and maintaining all necessary licenses, findings of suitability, approvals and permits required by any law, rule or regulation of the Nevada Gaming Authorities, as may be required for the operation of the Project as a casino/hotel including, without limitation, gaming, liquor, bar, restaurant, signage and hotel licenses and any permits required in connection with any refurbishing or expansion of the Project. Manager shall comply with the rules, regulations and orders of the Nevada Gaming Authorities and with any conditions set out in any such licenses and permits issued by any such authorities and, with the cooperation of the Companies, shall provide any information, report or access to records reasonably required by the Nevada Gaming Authorities.

                  (b) Personnel. Manager shall maintain such level of staffing as shall be required to carry out its duties hereunder. If the Board of Directors of Elsinore determines that Manger is not meeting its staffing requirements, then Manager and Elsinore will meet in good faith to resolve any staffing issues. If such dispute is not resolved within two weeks, and either Manager or Elsinore determines that such dispute cannot be resolved within a reasonable time, then such dispute shall be resolved by arbitration pursuant to Article IX.


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                  (i)  Except  as  otherwise   expressly  provided  herein,  all
         personnel employed at the Project shall be employees of Four Queens. Manager shall hire, terminate, advance, demote, supervise, direct the work of and determine the compensation and other benefits (except for the establishment of any new employee pension and profit-sharing plans, which shall be determined by Manager and shall be subject to the approval of the Board of Directors of Elsinore in its sole and absolute
         discretion,   it  being   understood  that  any  employee  pension  and
         profit-sharing plans in existence as of the date hereof have been approved by the Board of Directors of Elsinore) of all personnel working at the Project, and Elsinore shall not interfere with or give orders or instructions to personnel employed at the Project; provided, however, that Manager will not enter into any employment contracts with any employees that exceed the duration of the Term or the Extended Term of this Agreement, as the case may be, or any material employee
         contracts  or  benefit   arrangements   (i.e.,  any  such  contract  or
         arrangement involving an annual compensation (including salary and bonuses) of more than $125,000), unless first approved by the Board of
         Directors  of  Elsinore  which  approval  shall  not  be   unreasonably
         withheld.   Manager  agrees  that  employees'  wages  or  benefits  and conditions of employment (inclusive of any discretionary employee bonuses granted from time to time by Manager) shall be granted by Manager in a manner consistent with the existing standards therefor currently employed at the Project. The parties hereto agree that all
         wages,   bonuses,   compensation  and  benefits   (including,   without
         limitation, severance and termination pay) of personnel at the Project are the exclusive obligation of Four Queens.

                  (ii)  All  wages,   salaries,   benefits,   compensation   and
         entitlements of the Project employees, including the General Manager, the consultants and independent contractors approved by the Companies and Manager, shall be paid from the Operating Bank Accounts by Manager. Notwithstanding the foregoing, Manager shall not be liable to any of the Companies' personnel for wages, compensation or other employee benefit including without limitation to health care, insurance benefits, worker's compensation, severance or termination pay.

                  (iii) Manager shall be responsible for the training of all personnel and shall cooperate with all personnel in an effort to obtain and maintain all required licenses issued by the Nevada Gaming Authorities, and will hire only persons with valid employee licenses, if under the rules and regulations of the Nevada Gaming Authorities, such employee licenses are a condition of employment.

                  (iv) The employees necessary to discharge Manager's obligations and responsibilities hereunder shall be employees of Manager (or its Affiliates) and shall be hired, paid and discharged by Manager in its sole and absolute discretion. Manager shall in good faith determine the number of employees necessary to discharge Manager's obligations and responsibilities hereunder, the salaries and other compensation arrangements of such employees shall be the responsibility of Manager and Manager shall not have any right of reimbursement from the Companies in respect thereof.



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                  (v) The Companies may employ such corporate  executives,  each of whom shall be licensable if required by Nevada Gaming Authorities, as they may choose, provided that none of the salaries, bonuses and benefits for such executives or costs or expenses of the Companies' Boards of Directors shall be a cost of operation of the Project for the purposes of determining EBITDA.

         Section 3.4 Sales and Promotions. Manager shall formulate, coordinate and implement promotion, marketing and sales programs, and shall cause the Project to participate in promotional, marketing and sales campaigns and, as appropriate, activities involving complimentary rooms and food and beverages to bona fide travel agents, tourist officials and airlines representatives, and to all other individuals and entities whatsoever which, in the exercise of good management practice, is deemed to be beneficial to the Project.

         The Companies agree that no unreasonable influence shall be brought upon Manager relating to the granting or extension of credit or complimentaries. Credit facilities shall be granted by Manager in its reasonable discretion and in accordance with good management practices and Manager's and its Affiliates standard procedures; provided that except for extending credit for the purchase of goods, services, gaming or entertainment at the Project and except as otherwise permitted herein, Manager shall not be authorized to make any loans or extensions of credit for or on behalf of the Companies without the prior approval of the Board of Directors of Elsinore.

         Section 3.5 Books and Records. Manager shall maintain, or cause to be maintained, a complete accounting system for and on behalf of the Companies in connection with Manager's management of the Project. The books and records shall be kept in accordance with generally accepted accounting principles consistently applied and in accordance with the uniform system of accounts for hotels. Such books and records shall be kept on the basis of a Fiscal Year. Books and accounts shall be maintained at the Project or at the principal office of Manager with a duplicate copy thereof at the Project. The Companies shall have the right and privilege of examining and copying said books and records, including all daily reports prepared by Manager for internal use at the Project, during regular business hours. Manager shall comply with all requirements with respect to internal controls and accounting and shall prepare and provide all required reports under the rules and regulations of the Nevada Gaming Authorities.

         Section 3.6  Audits.

                  (a)  Manager  shall  engage  Arthur  Andersen  LLP,  unless  a different mutually agreed upon auditor is substituted ("Regular Auditor"), to audit the operations of the Companies, (i) for the purpose of calculating the Performance Fee ("Performance Fee Statements") and (ii) as of and at the end of each year occurring after the date hereof (the "Audited Statements"). A sufficient number of copies of the Performance Fee Statements and the Audited Statements shall be furnished to the Companies and Manager as soon as available to permit the Companies and



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         Manager to meet any public reporting  requirements as may be applicable to them, but in no event later than ninety (90) days following the end of such fiscal period (such 90th day to be the "Audit Day"). Any cost of such statements shall be deemed an Operating Expense.

                  (b) Nothing herein contained shall prevent either party ("Initiator") from designating an additional independent nationally recognized accounting firm ("Special Auditor") to review one of the Performance Fee Statements or Audited Statements at the Initiator's expense (which shall not be an Operating Expense). In the event of any dispute between the Regular Auditor and the Special Auditor as to any item subject to audit, the Regular Auditor and the Special Auditor shall select a third nationally recognized accounting firm ("Third Auditor") whose resolution on the non-prevailing party of such dispute to pay the fees and expenses of the Special Auditor or Third Auditor shall bind the parties. The fees of the Third Auditor shall be paid by either the Companies or Manager, based upon which of them the Third Auditor designates as the non-prevailing party, and the Third Auditor may also, in its sole discretion, impose the costs of the Special Audit on the non-prevailing party.

                  (c) If no Special Auditor shall have been designated within 60 days after the delivery of a Performance Fee Statement or an Audited Statement, the same shall be final and binding upon the parties to this Agreement for all purposes.

         Section 3.7 Monthly and Quarterly Financial Statements. On or before the 20th day of each month, Manager shall prepare an unaudited operating statement  for the preceding  calendar  month  detailing the Gross  Revenues and expenses incurred in the Project's operation (the "Monthly Financial Statements"). The Monthly Financial Statements shall include a statement detailing drop figure accounts on all Gross Gaming Revenues. On or before the 45th day after the end of each quarter, Manager shall prepare an unaudited report for the preceding quarter detailing the capitalized expenditures and marketing expenses incurred in the Project's operation.

         Section 3.8 Expenses. All costs, expenses, funding or operating deficits and Operating Capital, real property and personal property taxes, insurance premiums and other liabilities incurred due to the gaming and nongaming operations of the Project shall be the sole and exclusive financial responsibility of the Companies. It is understood that statements herein indicating that the Companies shall furnish, provide or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that Manager is liable or responsible to fund or pay for such items if the Companies do not.

         Section 3.9 Annual Budgets. Manager shall prepare and submit to the Companies' Boards of Directors at least 60 days before the start of the new Fiscal Year for their approval a capital budget for the expenditure of capital improvements ("Capital Budget"). To the extent practical, a reserve shall be established for this purpose. The parties agree that any "material" expenditure not contemplated by the Capital Budget shall require the consent of both Manager and the Companies. For the foregoing purposes, "material" shall

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mean  $20,000  in the  case of any such  individual  item  and an  aggregate  of
$250,000 in the case of all such items. Manager shall also prepare and submit to the Companies' Boards of Directors at least 60 days before the start of the new Fiscal Year for their approval an operating budget projecting revenues, expenses and EBITDA for the next Fiscal Year ("Operating Budget"). Manager shall have the responsibility to manage the Project in accordance with the Operating Budget except for expenses necessitated by circumstances beyond Manager's reasonable control. Any dispute as to the Capital Budget or the Operating Budget shall be resolved by arbitration pursuant to Article IX.

         Section 3.10  Operating Bank Accounts.

                  (a) Manager shall establish bank accounts that are necessary for the operation of the Project, including an account for the Casino Bankroll, at various banking institutions chosen by Manager (such accounts are hereinafter collectively referred to as the "Operating Bank Accounts"). The Operating Bank Accounts shall be named in such a manner as to identify the Project and particular uses for the account as the Companies and Manager may determine. All instructions to and checks drawn on the Operating Bank Accounts shall be signed only by representatives of the Companies or Manager who are covered by fidelity insurance and designated the Companies or Manager personnel may be the only authorizing signing persons on checks drawn on the Operating Bank Accounts. All checks shall be drawn only in accordance with established normal and customary accounting policies and procedures. The Operating Bank Accounts shall be interest bearing accounts if such accounts are reasonably available and all interest thereon shall be credited to the Operating Bank Accounts. All Gross Revenues (excluding noncash items) shall be deposited in the Operating Bank Accounts, and Manager shall pay out of the Operating Bank Accounts, to the extent of the funds therein, from time to time, all Operating Expenses and other amounts required by Manager to perform its obligations under this Agreement. All funds in the Operating Bank Accounts shall be separate from any other funds of any of Manager's Affiliates and the Companies'
         Affiliates and neither the Companies nor Manager may commingle such funds in the Operating Bank Accounts with the funds of any other bank accounts.

                  (b) Manager agrees that it will not use any Operating Bank Accounts as compensating balances related to the extension of credit to Manager or grant any right of set-off or bankers' lien on any such accounts in respect of any amounts owed by Manager to such depositories. Manager shall seek to obtain reasonable rates of interest for the Operating Bank Accounts, with due regard to the financial stability of and services offered by the depositories with which such accounts are kept. The parties to this Agreement agree that all funds held from time to time in the Operating Bank Accounts are solely the property of Four Queens, and upon the expiration or Termination (as defined below) of this Agreement for any reason, Manager shall cease to withdraw funds from all Operating Bank Accounts and shall take such steps as shall be necessary to (1) remove Manager's designees as signatories to the Operating Bank Accounts and (2) authorize Elsinore's designees to become the sole signatories to the Operating Bank Accounts. This provision shall survive Termination. It is understood and agreed that Manager may maintain petty cash funds at the Project and make payments therefrom as the same are customarily made in the casino/hotel business.

                  (c) The Companies shall have the right to fund their obligations under the Plan by withdrawals from Operating Bank Accounts. The Companies' ability to make other withdrawals from Operating Bank Accounts shall be consistent with their funding obligations under this Agreement and in accordance with established accounting policies and procedures.

                  Section 3.11      Payment of Expenses.

                  (a) Manager shall pay from the Gross Revenues the following items in the order of priority listed below, on or before their applicable due date: (i) required payments to the Governmental Authorities, including federal, state or local payroll taxes ("Payroll Taxes"), (ii) Operating Expenses, including taxes (other than Payroll Taxes) and the Management Fee, and (iii) emergency expenditures to correct a condition of an emergency nature, including structural repairs, which require immediate repairs to preserve and protect the Project. In the event that funds are not available for payment of the Operating Expenses in their entirety, all Payroll Taxes or withholding taxes shall be paid first from the available funds.

                  (b)  During  the  Term  of this  Agreement,  within  five  (5)
         Business Days after receipt of written notice from Manager, the Companies shall fund the Operating Bank Accounts designated by Manager (the "Companies' Advances") in such a fashion so as to adequately insure that the Operating Capital set forth in the Operating Budget as revised is sufficient to support the uninterrupted and efficient ongoing operation of the Project. The written request for any additional Operating Capital shall be submitted by Manager to the Companies on a monthly basis based on the interim statements and the Operating Budget, as revised.

         Section 3.12 Cooperation of the Companies and Manager. The Companies and Manager shall cooperate fully with each other during the Term and the Extended Term, if any, of this Agreement to facilitate the performance by Manager of Manager's obligations and responsibilities set forth in this Agreement.

         Section 3.13  Financing Matters.

                  (a) In no event may either party represent that the other party or any Affiliate of such party is or in any way may be liable for the obligations of such party in connection with (i) any financing agreement, or (ii) any public or private offering or sale of securities. If the Companies, or any Affiliate of the Companies shall, at any time, sell or offer to sell any securities issued by the Companies or any Affiliate of the Companies through the medium of any prospectus or otherwise and which relates to the Project or its operation, it shall do so only in compliance with all applicable laws, and shall clearly disclose to all purchasers and offerees that (i) neither Manager nor any of its Affiliates, officers, directors, agents or employees shall in any way be deemed to be an issuer or underwriter of such securities, and (ii) Manager and its Affiliates, officers, directors, agents and employees have not assumed and shall not have any liability arising out of or related to the sale or offer of such securities, including without limitation, any liability or responsibility for any financial statements, projections or other information contained in any prospectus or similar written or oral communication. Manager shall have the right to approve any description of Manager or its Affiliates, or any description of this Agreement or of the Companies' relationship with Manager hereunder, which may be contained in any prospectus or other communications (unless such information is furnished to the Companies by Manager in writing), and the Companies agree to furnish copies of all such materials to Manager for such purposes within a reasonable time prior to the delivery thereof to any prospective purchaser or offeree. The Companies agree to indemnify, defend or hold Manager and its Affiliates, officers, directors, agents and employees, free and harmless from any and all liabilities, costs, damages, claims or expenses arising out of or related to the breach of the Companies' obligations under this Section 3.13. Manager agrees to reasonably cooperate with the Companies in the preparation of such agreements and offerings.

                  (b) Notwithstanding the above restrictions, subject to Manager's right of review set forth in this Section 3.13, the Companies may represent that the Project is managed by Manager and Manager may represent that it manages the Project and both may describe the terms of this Agreement and the physical characteristics of the Project in regulatory filings and public or private offerings. Moreover, nothing in this Section shall preclude the disclosure of (i) already public information, or (ii) audited or unaudited financial statements from the Project required by the terms of this Agreement or (iii) any information or documents required to be disclosed to or filed with the Governmental Authorities. Both parties shall use their best efforts to consult with the other concerning disclosures as to the Project. The Companies and Manager shall cooperate with each other in providing financial information concerning the Project and Manager that may be required by any lender or required by any Governmental Authority.

         Section 3.14 Taxes and Insurance. Throughout the Term or the Extended Term, the Companies shall furnish Manager with copies of all tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Companies. Manager shall cause all federal and state income and sales tax returns of the Companies to be prepared and shall cooperate with taxing authorities in connection with any inquiries or audits that relate to the Companies. Manager will also assist the Companies in procuring and maintaining liability, property and such other insurance in at least such amounts and covering such risks as is currently maintained with respect to the Companies and in such additional amounts and covering such additional risks, if any, as Manager and Elsinore determine is necessary in connection with the operation of the Companies, with responsible and reputable insurance companies or associations. All such insurance policies shall name Manager as an additional insured and all insurers thereon shall be required to issue to Manager a certificate of insurance providing that such insurer shall deliver to Manager reasonable prior notice of termination of any such policy or the coverage provided thereby and, if and to the extent the same shall be available without adversely affecting Four Queens' coverage and without additional premiums or charges, waiving the rights of such insurer, if any, of subrogation against Manager. Without in any way diminishing Four Queens' responsibility hereunder, Manager is hereby authorized and directed to pay from the Operating Bank Accounts all taxes and insurance fees including, without limitation, withholding taxes and insurance premiums, and all other items of expense relating to the ownership or operation of the Companies.

         Section 3.15 Concessions. Manager shall consummate, if in Manager's reasonable discretion it deems the same to be in the best interest of the Project, in the name of and for the benefit of Four Queens, reasonable arms-length arrangements and leases with concessionaires, licensees, tenants and other intended users of any facilities related to the Project. Copies of all such arrangements shall be furnished to Elsinore.

         Section 3.16 Material Assessments. Manager, as exclusive agent for Four Queens, is authorized to make and enter into any agreements (including, without limitation, agreement with Manager's Affiliates, provided such agreements represent the equivalent of reasonable arms, length negotiations) as are, in Manager's opinion, necessary or desirable for the operation, supply and maintenance of the Project, as required by this Agreement. Manager shall be required to obtain the prior written approval of the Board of Directors of Elsinore which approval shall be in the absolute discretion of such Board of Directors before entering into any agreement not contemplated by the approved Annual Budget. Manager shall not enter into any agreement involving the incurrence of debt obligations on behalf of either or both of the Companies, or for Manager's own account, with respect to the operations of the Project, over any amounts therefor set forth in the approved Annual Budget.

         Section 3.17 Trademarks. Manager (i) acknowledges the Companies' exclusive rights in and to the trademarks, service marks, trade names and other such intellectually property utilized by the Companies in the operation of the Project (the "Four Queens Marks") and (ii) agrees not to do any act that will impair or affect the strength of the Four Queens Marks, the continuity of the registration of the Four Queens Marks, the Companies' ownership of the Four Queens Marks or the goodwill associated with the Four Queens Marks. Manager agrees to render whatever assistance Elsinore may reasonably require in the procurement and maintenance of registrations of the Four Queens Marks in the United States Patent and Trademark Office and in other jurisdictions.

                      ARTICLE IV: MANAGEMENT FEE; WARRANTS

         Section 4.1  Payments to Manager.

                  (a) Manager shall be paid a minimum fee at the rate of $1,000,000 per annum (the "Minimum Fee") payable in advance in equal monthly installments of $83,333.33 on the first day of each month during the Term and the Extended Term, if any.

                  (b) Promptly, and in no event later than 90 days following receipt of audited financial statements after the end of a Fiscal Year, Manager shall be paid the Performance Fee, if any. Although the Effective Date will occur approximately two months later, the Performance Fee for 1997 will be calculated for the period commencing January 1, 1997.

         Section 4.2 Interest on Overdue Amounts; Collection Costs. If for any reason the Management Fee (both the Minimum Fee or Performance Fee) or any other amount due to Manager under this Agreement is not paid on a timely basis, such amount shall bear interest at the rate of 12% per annum until paid in full. Manager shall also be entitled to reimbursement for the costs of collection, including counsel fees and disbursements, with respect to amounts due to it under this Agreement but which are unpaid.

         Section 4.3 Bonus. Four Queens or Elsinore will have the option to terminate this Agreement on 90 days prior written notice if (i) substantially all of the assets of the Four Queens are sold, (ii) Four Queens is merged or consolidated with another company, or (iii) the current shareholders sell at least the majority of the shares of Four Queens or Elsinore during the term of this Agreement. If this Agreement is so terminated before the expiration of the Term or the Extended Term, if applicable, then Manager will be entitled to receive $2 million in cash, minus any amount realized or realizable upon exercise of the Warrants.

         Section 4.4 Warrants. Elsinore hereby grants Manager warrants (in customary form in the reasonable opinion of counsel to Manager) (the "Warrants") on the terms summarized below, which summary is qualified by reference to the Warrant Agreement, a copy of which is attached hereto as Exhibit A:

                  (a) Number of Shares Purchased: 20% of the issued and outstanding equity capital (on a fully diluted basis) of Elsinore on the Effective Date.

                  (b) Duration: Co-extensive with the Term and Extended Term of this Agreement (i.e. five years but only if Extension Option is exercised).

                  (c) Exercise Price: The greater of (i) book value per share on the Effective Date after the additional cash from the rights offering (as defined in the

         Plan) or (ii) the "Rights Offering Net Per Share" resulting from such rights offering. Rights Offering Net Per Share shall mean $5 million divided by the number of shares of Elsinore outstanding after giving effect to the rights offering and exercise of the Warrants.

                  (d) Anti-Dilution Adjustment: In addition to standard adjustment for stock splits, stock dividends, recapitalizations and similar events, the Exercise Price would be reduced and the number of Warrants would increase by a formula if (i) shares of common stock are sold at less than current market value, unless the Company obtains an opinion from an investment banker that such sale at less than current market value was necessary as a result of the quantity of common stock being sold, or (ii) warrant options or convertible securities are issued with an exercise or conversion price less than current market value (other than issuances to full-time employees of Elsinore involved in the operation of the Project of shares of common stock and options or warrants to purchase up to an aggregate of 10% of the Elsinore issued and outstanding common stock as of the Effective Date).

                  (e) Registration Rights: Manager will have the right to become a party (with the identical rights as the Elsinore bondholders) to the Registration Rights Agreement among the Elsinore bondholders and Elsinore.

                    ARTICLE V: REPRESENTATIONS AND WARRANTIES

         Section 5.1 Manager represents and warrants to the Companies as follows:

                  (a) Companies' Organization. Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full corporate power and authority to enter into and perform its obligations under this Agreement.

                  (b) Authorization of Agreement. The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action on the part of Manager, and this Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. The execution, delivery and performance of this Agreement by Manager does not and will not conflict with any law, rule or regulation of the Nevada Gaming Authorities.

                  (c) Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Manager's knowledge, threatened against Manager that question the validity of this Agreement or any action taken or to be taken by Manager in connection with this Agreement and that, if adversely determined, would have a material adverse effect upon Manager's ability to perform its obligations under this Agreement.

                  (d) Consents and Approvals. With the exception of the requisite approvals of the Nevada Gaming Authorities, no authorization, consent, approval, license, finding of suitability, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary as a condition to the valid execution, delivery or performance by Manager of this Agreement, other than such authorizations, consents, approvals, licenses, findings of suitability, exemptions, filings or registrations as have been obtained and are in full force and effect.

         Section 5.2 The Companies represent and warrant to Manager as follows:

                  (a) Companies' Organization. The Companies are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and have the full corporate power and authority to enter into and perform its obligations under this Agreement.

                  (b) Authorization of Agreement. The execution, delivery and performance of this Agreement and the Plan has been duly authorized and approved by all necessary corporate action on the part of the Companies, and this Agreement has been duly executed and delivered by the Companies and constitutes the legal, valid and binding obligation of them, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. The execution, delivery and performance of this Agreement by the Companies does not and will not conflict with any law, rule or regulation of the Nevada Gaming Authorities.

                  (c) Consents and Approvals. With the exception of the requisite approvals of the Nevada Gaming Authorities, no authorization, consent, approval, license, finding of suitability, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary as a condition to the valid execution, delivery or performance by the Companies of this Agreement, other than such authorizations, consents, approvals, licenses, findings of suitability, exemptions, filings or registrations as have been obtained and are in full force and effect.

                  (d) No Joint Venture. It is expressly understood and agreed that Manager is being employed by the Companies as an independent contractor to provide, or cause to be provided, supervisory management and consulting services in respect of the Project and not as a partner or joint venturer of the Companies or either or them. All purchases and acquisitions of every kind and character by Manager on behalf of the Companies shall be property of the Companies and all debts and liabilities incurred by Manager within the scope of the authority granted and permitted hereunder in the course of its management and operation of the Project shall be debts and liabilities of the Companies only, and Manager shall not be liable therefor for its own account, except as specifically stated to the contrary herein.

                               ARTICLE VI. DEFAULT

         Section 6.1 Definition. The occurrence of any one or more of the events described in the Sections 6.2, 6.3, 6.4 or 6.5 which is not cured within the time permitted, shall constitute a default under this Agreement (hereinafter referred to as a "Default" or an "Event of Default") as to the party failing in the performance or effecting the breaching act.

         Section 6.2 Manager's Defaults. If Manager shall (a) fail to perform or materially comply with any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Manager and such failure shall continue for a period of thirty (30) days after written notice thereof from the Companies to Manager specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Manager fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter, or (b) take or fail to take any action to the extent required of Manager by the Nevada Gaming Authorities unless Manager cures such default or breach prior to the expiration of applicable notice, grace and cure periods, if any, provided, however, that Manager shall only be required to cure any defaults with respect to which Manager has a duty hereunder.

         Section 6.3 The Companies' Default. If the Companies shall (a) fail to make any monetary payment required under this Agreement, including, but not limited to, the Companies' Advances, on or before the due date recited herein and said failure continues for five (5) Business Days after written notice from Manager specifying such failure, or (b) fail to perform or materially comply with any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to the Companies (other than monetary payments) and which failure shall continue for a period of thirty (30) days after written notice thereof from Manager to the Companies specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if the Companies fail to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

         Section 6.4 Bankruptcy. With the exception of any actions taken pursuant to the Proceedings, if any party (a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) makes a general assignment for the benefit of creditors, (c) is adjudicated a bankrupt or insolvent, or (d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

         Section 6.5 Reorganization/Receiver. With the exception of any actions taken pursuant to the Proceedings, if an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of Manager or the Companies, as the case may be, or appointing a receiver, trustee or liquidator of Manager or the Companies, as the case may be, or of all or a substantial part of any of the assets of Manager or the Companies, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

         Section 6.6 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party's exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

         Section 6.7 Disputes in Arbitration. Notwithstanding the provisions of this Article VI, any occurrence which would otherwise constitute an Event of Default hereunder shall not constitute an Event of Default for so long as such dispute is in arbitration pursuant to the arbitration provisions of Article IX.

                            ARTICLE VII. TERMINATION

         Section 7.1 Termination Events. This Agreement may be terminated by the non-defaulting party upon the occurrence of an Event of Default and the lapsing of the time to cure.

         Section 7.2 Notice of Termination. In the event of the occurrence and continuation for the relevant cure period of an Event of Default, either Manager or the Companies, as appropriate, may terminate ("Termination") this Agreement by giving ten (10) days written notice, and the Term or the Extended Term of this Agreement shall expire by limitation at the expiration of said last day specified in the notice as if said date was the date herein originally fixed for the expiration of the Term or the Extended Term hereof.

         Section 7.3 Payments Upon Termination. The Companies shall pay to Manager all accrued but unpaid Management Fees and expenses of Manager and any other sum owed Manager pursuant to this Agreement.

         Section 7.4       Post Termination.  Upon a Termination:

                  (a) Manager shall promptly deliver to Elsinore any books, records, instruments or other documentation relating to the Project and the Companies in Manager's possession or under Manager's control;

                  (b) Manager and its Affiliates shall release and waive all rights, claims, interests and relationships they may have to control, retain, or discharge any matter of management with respect to the Project, or any other benefit thereunder or in connection therewith, except as specified in Section 7.3 and for the provisions of Article VIII which shall survive Termination; and

                  (c) Manager shall peacefully vacate and surrender possession to Four Queens, and shall fully cooperate in the prompt and efficient transfer of the management of the Project from Manager to Four Queens or a person or entity designated by Four Queens. In connection with the foregoing, Manager shall act in good faith to avoid any breach or disruption of any contract involving the Project or the lapse of any insurance policy covering or pertaining to the Project.

         Section 7.5 Transfer of Permits and Gaming Licenses Upon Termination. To the fullest extent permissible under applicable law, upon termination or expiration of this Agreement, Manager shall cooperate in the transfer of any and all permits, licenses or similar authorizations issued by any governmental body (including, without limitation, the Nevada Gaming Authorities) relating to the operation or management of any or all of the Project to the new manager.

         Section 7.6 Option to Terminate. Elsinore will have the right to terminate this Agreement on 90 days prior written notice if (i) three months after William L. Westerman has given notice that he will retire as Chief Executive Officer ("CEO") of Riviera Holdings Corporation or its subsidiary Riviera Gaming Management, a successor acceptable to Elsinore has not been appointed or (ii) three months after the death of William L. Westerman, a successor acceptable to Elsinore has not been appointed.

         If either Four Queens or Elsinore terminates this Agreement pursuant to this Section 7.6 or Section 4.3, then any increase in the Management Fee due to the Performance Fee payable under Section 4.1 will be calculated as follows: the Performance Fee through the date of termination will be 25% of the increase of
(i) EBITDA through the date of termination over (ii) $666,666.67 times the number of months elapsed in the Fiscal Year through the date of termination. The Performance Fee will be paid to Manager promptly, but in no event later than 90 days after the termination date.

                 ARTICLE VIII: EXCULPATION AND INDEMNIFICATION.

         Section 8.1 Exculpation. Manager, its Affiliates and each of their respective officers, partners, directors, employees and agents shall not be liable to the Companies or any person who has acquired an interest in either or both of the Companies, for any losses sustained or liabilities incurred, including monetary damages, as a result of any act or omission of Manager, its Affiliates or any of their respective officers, partners, directors, employees or agents, if the conduct of Manager or such other person did not constitute actual fraud, gross negligence or willful or wanton misconduct ("Manager Conduct Standard"). The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Manager, its Affiliates or any of their respective officers, partners, directors, employees or agents acted in a manner contrary to the Manager Conduct Standard. Nothing contained in this Agreement shall exculpate or limit Manager's liability for unlawful misappropriation of the Companies' assets.

         Section 8.2       Indemnification.

                  (a) Subject to the provisions of Section 8.2(b) hereof, the Companies shall indemnify and hold harmless Manager, its Affiliates and any of their respective officers, partners, directors, employees and agents (each individually, an "Indemnitee"), from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, which relates to, or arises out of, the performance of any duties and services for or on behalf of the Companies pursuant to the terms and within the scope of this Agreement, regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof. The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee acted in a manner contrary to the Manager Conduct Standard.

                  (b) An  Indemnitee  shall not be entitled  to  indemnification under this Section 8.2 with respect to any claim, issue or matter in which it has been finally adjudged in a nonappealable order that such Indemnitee has breached the Manager Conduct Standard unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, determines upon application that, despite the adjudication of liability, in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper. In addition, notwithstanding anything to the contrary contained in this Article VIII, an Indemnitee shall not be entitled to indemnification under this Section 8.2 against losses sustained or liabilities incurred if such losses or liabilities are finally determined by a court of competent jurisdiction to have been the direct result of the Manager Conduct Standard.

                  (c) In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by an Indemnitee under the provisions of this Section 8.2, the Indemnitee shall promptly cause written notice of the assertion of any such proceeding or claim of which it has actual knowledge to be forwarded to the Companies. Upon receipt of such notice, the Companies shall have the right, at their option and expense, to be represented by counsel of their choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; provided, however, that no settlement shall be made without prior written consent of the Indemnitee which shall not be unreasonably withheld; and provided further, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The Indemnitee and the Companies agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

                  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Companies shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Companies hereunder, the Indemnitee shall forward to the Companies notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and the Companies shall be required to pay all of the sums so owing to the Indemnitee in immediately available funds, thirty (30) days after the date of such notice.

                  (d) The indemnification provided by this Section 8.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, bylaw or vote of the Board of Directors of Elsinore or Four Queens, respectively, or as a matter of law or otherwise, both as to action in the Indemnitee's capacity as Manager, an Affiliate thereof or an officer, partner, director, employee or agent of Manager or its Affiliates and as to action in any other capacity, shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnitee.

                             ARTICLE IX: ARBITRATION

         Section 9.1 Appointment of Arbitrators. All disputes arising out of or connected with the subject matter of this Agreement are to be referred first to a committee of four (4) persons who shall meet in an attempt to resolve said dispute or open issue. The committee shall consist of two (2) persons appointed by the Companies and two (2) persons appointed by Manager. If an agreement cannot be reached to resolve the dispute by the committee, the dispute or open issue will be resolved by binding arbitration. Any award of the arbitrators may be filed in a court of law as a final judgment. Any such arbitration shall be conducted in Las Vegas, Nevada in accordance with the rules and regulations adopted by the American Arbitration Association. Either party may serve upon the other party a written notice of the demand dispute or appraisal to be resolved pursuant to this Article IX. Within thirty (30) days after the giving of such notice, each of the parties hereto shall nominate and appoint an arbitrator (or appraiser, as the case may be) and shall notify the other party in writing of the name and address of the arbitrator so chosen. Upon the appointment of the two (2) arbitrators as hereinabove provided, said two (2) arbitrators shall forthwith, within fifteen (15) days after the appointment of the second arbitrator, and before exchanging views as to the question at issue, appoint in writing a third arbitrator who shall be experienced in the operation of a gaming casino (the "Selected Arbitrator") and give written notice of such appointment to each of the parties hereto. In the event that the two (2) arbitrators shall fail to appoint or agree upon the Selected Arbitrator within said fifteen (15) day period, the Selected Arbitrator shall be selected by the parties themselves if they so agree upon such Selected Arbitrator within a further period of ten (10) days. If a Selected Arbitrator shall not be appointed or agreed upon within the time herein provided, then either party on behalf of both may request such appointment by the American Arbitration Association (or its successor or similar organization if the American Arbitration Association is no longer in existence). Said arbitrators shall be sworn faithfully and fairly to determine the question at issue. The arbitrators shall afford to the Companies and Manager a hearing and the right to submit evidence, with the privilege of cross-examination, on the question at issue, and shall with all possible speed make their determination in writing and shall give notice to the parties hereto of such determination. The concurring determination of any two (2) of said three (3) arbitrators shall be binding upon the parties, or, in case no two (2) of the arbitrators shall render a concurring determination, then the determination of the Selected Arbitrator shall be binding upon the parties hereto. Each party shall pay the fees of the arbitrator appointed by it, and the fees of the Selected Arbitrator shall be divided equally between the Companies and Manager.

         Section 9.2 Inability to Act. In the event that an arbitrator appointed as aforesaid shall thereafter die or become unable or unwilling to act, his successor shall be appointed in the same manner provided in this Article IX for the appointment of the arbitrator so dying or becoming unable or unwilling to act.

                               ARTICLE X: NOTICES

         Notice given by a party under this Agreement shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, or two (2) days have elapsed after its transmittal by nationally recognized air courier service; or (iii) when delivered by telephonic facsimile transmission (with a copy thereof so delivered by hand, mail or air courier if recipient does not acknowledge receipt of the transmission). Notices shall be sent to the addresses set forth below, or another as to which that party has given notice, in each case with a copy provided in the same manner and at the same time to the persons shown below if to Elsinore or Four Queens to:

                  202 Fremont Street
                  P.O. Box 370
                  Las Vegas, Nevada 89101
                  Attention:  President
                  Facsimile No:  (702) 387-5142

                  with a copy to:

                  Gordon & Silver, Ltd.
                  3800 Howard Hughes Parkway
                  14th Floor
                  Las Vegas, Nevada 89109
                  Attn:    Gerald M. Gordon, Esq.
                  Facsimile No:  (702) 369-2666

                  if to Manager to:

                  c/o William L. Westerman
                  2901 Las Vegas Boulevard South
                  Las Vegas, Nevada 89109-1935
                  Facsimile No:  (702) 794-9277

                  with a copy to:

                  Dechert, Price & Rhoads
                  477 Madison Avenue
                  New York, New York 10022
                  Attn:  Fredric J. Klink, Esq.
                  Facsimile No:  (212) 308-2041

         Any party may change the name and/or address by written notice given in each instance to the other parties.

                            ARTICLE XI: MISCELLANEOUS

         Section 11.1 Nevada Gaming Control Act and Nevada Gaming Authorities. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the Nevada Gaming Control Act, as amended, and the regulations promulgated thereunder (the "Act"), and shall be conditioned upon the approval of the Nevada Gaming Authorities as required by the Act. To the extent that any term or provision contained in this Agreement shall be inconsistent with the Act, the provisions of the Act shall govern. All provisions of the Act, to the extent required by law to be included in this Agreement, are incorporated herein by reference as if fully restated in this Agreement.

         Section 11.2 Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 11.3 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the parties to this Agreement. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         Section 11.4 Binding Effect; Assignment; Combinations Involving the Companies.

                  (a) The rights and obligations of this Agreement shall bind and inure to the benefit of the parties (including their respective officers, directors, employees, agents and Affiliates) and their respective heirs, executors, successors and assigns. No party to this Agreement shall have the right to assign this Agreement and its respective rights and obligations hereunder without the consent of each other party to this Agreement.

                  (b) If the termination option of Section 4.3 is not exercised, the Companies agree that during the Term or the Extended Term they will not enter into an agreement with a third party to sell substantially all of the Project assets (as opposed to sale of equity securities) to a third party unless, as a condition to such combination (i) Manager's rights under this Agreement shall continue in full force and effect and
         (ii) the third party shall agree to continue to pay to Manager the Management Fee. In the event of a combination, it shall use its best efforts to assert and protect, in good faith, Manager's rights granted to Manager in this Agreement at all times during the negotiation of said combination.

         Section 11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         Section 11.6 Terminology. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

         Section 11.7 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Nevada applicable to contracts executed and to be wholly performed within such State.

         Section 11.8 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be modified to the minimum extent necessary to comply with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected. If any provision is determined to be illegal, unenforceable, or void, which provision does not relate to any payments made hereunder and the payments made hereunder shall not be affected by such determination and this Agreement is capable of substantial performance, then such void provision shall be deemed rescinded and each provision not so affected shall be enforced to the extent permitted by law.

         Section 11.9 No Third Party Benefits. This Agreement is for the benefit of the parties hereto and their respective permitted successors and assigns. The parties neither intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto, nor shall any such third party have any rights hereunder.

         Section 11.10 Drafting Ambiguities. Each party to this Agreement and its counsel have had an opportunity to review and revise this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

         Section 11.11 Attorneys' Fees. Should either party institute an arbitration, action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys' fees.

         Section 11.12 Limitations on Responsibilities of Manager. Manager shall use its best efforts to render the services contemplated by this Agreement in good faith to the Companies, but notwithstanding anything to the contrary which may be expressed or implied in this Agreement, Manager hereby explicitly disclaims any and all warranties, express or implied, including but not limited to the success or profitability of the Project. In the performance of the services contemplated by this Agreement, Manager shall not be liable to the Companies for any acts or omissions in connection therewith, except which constitute a breach of the Manager Conduct Standard and then only to the extent of the Management Fees actually received by Manager, provided that so long as Elsinore is controlled by affiliates of John C. Waterfall, Manager's liability for breach of the Manager Conduct Standard shall not be limited to the Management Fees received by Manager.

         Section 11.13 No Violation. Nothing contained in this Agreement shall entitle the Boards of Directors, Manager or any other persons acting for any of the Companies or Manager to exercise control over the operation of the Casino or other operations of the Project in a manner which would violate any regulation of the Nevada Gaming Authorities.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by an authorized representative thereof, all as of the day and year first above written.


ELSINORE:                                       FOUR QUEENS:

Elsinore Corporation, a Nevada                  Four Queens, Inc., a Nevada
  corporation                                     corporation


By: _____________________________               By: ___________________________
    Name:________________________                   Name:______________________
    Title:_______________________                   Title:_____________________




MANAGER:




By: _____________________________
    Name:________________________
    Title:_______________________

                                                                      Exhibit A
                                                                      ---------

                           WARRANTS TO PURCHASE SHARES
                     OF COMMON STOCK OF ELSINORE CORPORATION

                              [number of warrants]

         This Warrant Certificate certifies that Riviera Gaming Management Corporation - Elsinore (or registered assigned (the "Holder"), is the owner of [number] Warrants (subject to adjustment as provided herein), each of which represents the right to subscribe for and purchase from Elsinore Corporation, a Nevada corporation (the "Company"), one share of the Common Stock, no par value, of the Company (the common stock, including any stock into which it may be changed, reclassified or converted, is herein referred to as the "Common Stock") at the purchase price (the "Exercise Price") of [amount] per share (subject to adjustment as provided herein). This Warrant Certificate represents Warrants issued pursuant to a Management Agreement dated [date], between the Company and Riviera Gaming Management Corporation - Elsinore (the "Management Agreement").

         THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO CERTAIN RESTRICTIONS, CONTAINED IN PARAGRAPHS 5 AND 6 HEREOF, WITH RESPECT TO THEIR TRANSFER.

         The Warrants represented by this Warrant Certificate are subject to the following provisions, terms and conditions:

         1. Exercise of Warrants. The Warrants may be exercised by the Holder, in whole or in part (but not as to a fractional share of Common Stock), by surrender of this Warrant Certificate at the principal office of the Company at [address] (or such other office or agency of the Company as may be designated by notice in writing to the Holder at the address of such Holder appearing on the books of the Company), with the appropriate form attached hereto duly exercised, at any time within the period beginning on the date hereof and expiring at the same time as the Term or Extended Term under the Management Agreement expires (the "Exercise Period") and by payment to the Company by certified check or bank draft of the purchase price for such shares. The Company agrees that the shares of Common Stock so purchased shall be and are deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on the date on which the Warrant Certificate shall have been surrendered and payment made for such shares of Common Stock. Certificates representing the shares of Common Stock so purchased, together with any cash for fractional shares of Common Stock paid pursuant to Section 2E, shall be delivered to the Holder promptly and in no event later than ten (10) days after the Warrants shall have been so exercised, and, unless the Warrants have expired, a new Warrant Certificate representing the number of Warrants represented by the surrendered Warrant Certificate, if any, that shall not have been exercised shall also be delivered to the Holder within such time.

         2. Adjustments. The Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant shall be subject to adjustment from time to time as follows:

                  (1) Stock Dividends; Stock Splits; Reverse Stock Splits; Reclassifications. In case the Company shall (i) pay a dividend with respect to its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock,
                  (iii) combine its outstanding shares of Common Stock into a smaller number of shares of any class of Common Stock or (iv) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing corporation) (any one of which actions is herein referred to as an "Adjustment Event"), the number of shares of Common
                  Stock purchasable upon exercise of each Warrant immediately prior to the record date for such Adjustment Event shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Common Stock or other securities of the Company (such other securities thereafter enjoying the rights of shares of Common Stock under this Warrant Certificate) that such Holder would have owned or have been entitled to receive after the happening of such Adjustment Event, had such Warrant been exercised immediately prior to the happening of such Adjustment Event or any record date with respect thereto. An adjustment made pursuant to this
                  Section 2A(I) shall become effective immediately after the effective date of such Adjustment Event retroactive to the record date, if any, for such Adjustment Event.

                  (2) Distributions of Subscription Rights or Convertible Securities. In case the Company shall fix a record date for the making of a distribution to all holders of shares of Common Stock of rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in Section 2A(S) below), then in each case the number of shares of Common Stock purchasable after such record date upon the exercise of each Warrant shall be determined by multiplying the number of shares of Common Stock purchasable upon the exercise of each Warrant immediately prior to such record date by a fraction, the numerator of which shall be the then Current Market Value (as defined in Section 2A(3) below) of one share of Common Stock on the record date for such distribution and the denominator of which shall be the then Current Market Value of one share of Common Stock on the record date for such distribution less the then fair value (as determined by the independent Financial Expert (as defined in Section 2A(3) below), of such subscription rights, options or warrants, or of such convertible or exchangeable securities distributed with respect to one such share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                  (3) Current Market Value. For the purpose of any computation under this Section 2, the Current Market Value of one share of Common Stock or of any other security (herein collectively referred to as a "security") at the date herein specified shall be (1) if the Company does not have a class of equity securities registered under the Securities Exchange Act of 1934 (the "Exchange Act"), the value of the security (a) determined in good faith in the most recently completed armslength transaction between the Company and a third party who is not an affiliate of the Company in which such determination is necessary and the closing of which occurs on such date or shall have occurred within the six months preceding such date, provided that the Board of Directors of the Company shall in good faith determine that any such value represents a reasonable estimate of the fair value of a share of Common Stock as of such date, (b) if no such transaction shall have occurred on such date or within such six-month period, most recently determined as of a date within the six months preceding such date by an Independent Financial Expert (in the event of more than one such determination, the determination for the later date shall be used) or (c) if no such determination shall have been made within such six month period, determined as of such date by an Independent Financial Expert, or (2) if the Company does have a class of equity securities registered under the Exchange Act, deemed to be the average of the daily market prices of the security for five trading days before such date or, if the Company has had a class of equity securities registered under the Exchange Act for less than five trading days before such date, then the average of the daily market prices for all of the trading days before such date for which daily market prices are available. For purposes of this Section 2 an affiliate of a person shall mean any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of this definition, control means the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                           The market price for each such business day shall be:
                  (A) in the case of a security listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Company, (C) in the case of a security not then listed or admitted to trading on any security exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation services, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day, designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than five days prior to the date in question) for which prices have been so reported, and (D) if there are no bid and asked prices reported during the five days prior to the date in question, the Current Market Value of the security shall be determined as if the Company did not have a class of equity securities registered under the Exchange Act.

                           For purposes of this Section  2A(3),  an  Independent
                  Financial Expert shall mean a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and affiliates do not), have a direct or indirect financial interest in the Company (other than the beneficial ownership, directly or indirectly, of less than three percent of the outstanding shares of capital stock of the Company), (ii) which has not been, and, at the time it is called upon to give independent financial advise to the
                  Company, is not (and none of whose directors, officers, employees or affiliates is) a promoter, director or officer of the Company or any of its affiliates or an underwriter with respect to any of the Company's securities, (iii) which does not provide any advise or opinions to the Company except as an Independent Financial Expert and (iv) which is mutually agreeable to the Company and the holders of a majority of the Warrants. If the Company and the holders of a majority of the Warrants do not promptly agree as to the Independent Financial Expert, each shall appoint one investment banking firm and the two firms so appointed shall select the Independent Financial Expert to be employed by the Company. An Independent Financial Expert may be compensated by the Company for opinions or services it provides as an Independent Financial Expert. In making its determination of the value of the Common Stock, the Independent Financial Expert shall use one or more valuation methods that the Independent Financial Expert, in its best professional judgment, determines to be most appropriate. After the Independent Financial Expert has made its determination, the Company shall cause the Independent Financial Expert to prepare a report (a "Value Report") stating the methods of valuation considered or used and the value of the Common Stock or other security it values and containing a statement as to the nature and scope of the examination made. Such Value Report shall accompany any Adjustment Notice (as defined in Section 2B) sent by the Company to the Holder pursuant to
                  Section 2B; provided, that the adjustment to the Exercise Price that is the subject of such Adjustment Notice requires the services of an Independent Financial Expert.

                  (4) Adjustment of Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Sections 2A(1) and 2A(2), the Exercise Price for each share of Common Stock payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

                  (5) Issuance of Common Stock to Stockholders of Less Than Current Market Value. In the event that the Company sells and issues [to a stockholder of the Company or to any "affiliate" of such stockholder] shares of any Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock [excluding (i) shares, rights, options, warrants or convertible or exchangeable securities issued in any of the transactions described in Sections 2A(1) and 2A(2) above, (ii) the Warrants and any shares of Common Stock issuable upon exercise thereof, (iii) shares of Common Stock or other securities, or options or rights in respect thereof, issued to full-time employees of the Company or its subsidiaries in the ordinary course of business as compensation for services rendered or to be rendered or as part of an employee incentive program and (iv) shares of common stock or other securities issued upon exercise, conversion or exchange of rights, options, warrants or convertible or exchangeable securities issued in any of the transactions described in Sections 2A(1) and 2A(2) above or in a transaction with respect to which no adjustment was required pursuant to this Section 2A (but including shares, rights, options, warrants or convertible or exchangeable securities issued as consideration in any merger, consolidation or other business combination)] at a price per share of Common Stock (determined, in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (X) the total amount receivable by the Company in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities (which amount may be zero if such rights, options, warrants or convertible or exchangeable securities are issued without consideration), plus the total consideration payable to the Company upon exercise, conversion or exchange thereof, by (Y) the total number of shares of Common Stock covered by such rights, opinions, warrants or convertible or exchangeable securities) that is lower than the then Current Market Value per share of such Common Stock (as determined by the Independent Financial Expert in accordance with Section 2A(3) above) in effect immediately prior to such sale and issuance, then the Exercise Price shall be adjusted (calculated to the nearest $0.01) so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such sale and issuance plus (B) the number of shares of Common Stock which the aggregate consideration received (determined as provided below) for such sale or issuance would purchase at such Current Market Value per share, and the denominator of which shall be (ii) the total number of shares of Common Stock outstanding (determined as provided below) immediately after such sale and issuance. Such adjustment shall be made successively whenever such an issuance is made.

                           Upon the occurrence of a sale and issuance  described
                  in the preceding paragraph, the number of shares of Common Stock purchasable under the exercise of this Warrant shall be that number determined by multiplying the number of shares of Common Stock issuable upon exercise immediately prior to such adjustment by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the Exercise Price as so adjusted.

                           For the purposes of such  adjustments,  the shares of
                  Common Stock which the holder of any such rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale and issuance and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company for such rights, options, warrants or convertible or exchangeable securities (which consideration may be zero if such rights, options, warrants or convertible or exchangeable securities are issued without consideration), plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of any Common Stock covered thereby. In case the Company shall sell and issue, in a transaction to which this paragraph 2A(5) applies, shares of Common

                  Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, for consideration consisting, in whole or in part, of property other than cash or its equivalent, then determining the "price per share of Common Stock" and the "consideration received by the Company" for purposes of the first sentence of this Section 2A(5), the Board of Directors of the Company shall determine, in good faith, the fair value of the rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit. There shall be no adjustment of the Exercise Price pursuant to this Section 2A(5) if the amount of such adjustment shall be less than $0.01 per share of Common Stock; provided, however, that any adjustments which by reason of this provision are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                  (6) Expiration of Rights Options and Conversion Privileges. Upon the expiration without being exercised of any rights, options, warrants or conversion or exchange privileges for which an adjustment has been made pursuant to this Warrant, the Exercise Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter, upon any future exercise, be such as they would have been had they been originally adjusted (or had the original adjustment not be required, as the case may be) as if (A) the only shares of Common Stock so issued were the shares of such Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and
                  (B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided, that no such readjustment shall have the effect of increasing the Exercise Price by an amount, or decreasing the number of shares purchasable upon exercise of each Warrant by a number, in excess of the amount or number of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

                  (7) De Minimis Adjustments. Except as provided in Section 2A(5) with reference to adjustments required by such Section 2A(5), no adjustment in the number of shares of Common Stock purchasable hereunder shall be required unless such adjustment would require an increase or decease of at least 1.0% percent in the number of shares of Common Stock purchasable upon an exercise of each Warrant; provided, however, that any adjustments which by reason of this Section 2A(7) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest full share.

                  (8) Duty to Make Fair Adjustments in Certain Cases. If any event occurs as to which in the opinion of the Board of Directors the other provisions of this Section 2A are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.

                  (9) Adjustment for Asset Distributions. If the Company shall fix a record date for the making of a distribution to all holders of shares of Common Stock of evidence of indebtedness of the Company or other assets (other than ordinary cash dividends not in excess of the retained earnings of the Company determined by the application of generally accepted accounting principles), then the Exercise Price for each share of Common Stock payable upon exercise of each Warrant shall be reduced by the then fair value (as determined by the
                  Independent Financial Expert (as defined in Section 2A(3) above)) of the indebtedness or other assets distributed in respect of one such share. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                  A. Notice of Adjustment. Whenever the number of shares of Common Stock purchasable upon the exercise of each Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly notify the Holder in writing (such writing referred to as an "Adjustment Notice") of such adjustment or adjustments and shall deliver to such Holder a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) or of the Independent Financial Expert, if any, which makes a determination of Current Market Value with respect to any such adjustment setting forth the number of shares of Common Stock purchasable upon the exercise of each Warrant and the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

                  B. Statement on Warrant Certificates. The form of this Warrant Certificate need not be changed because of any change in the Exercise Price or in the number or kind of shares purchasable upon the exercise of a Warrant and any Warrant Exercise Price and the same number and kind of shares as are stated in this Warrant Certificate. However, the Company may at the time in its sole discretion make any change in the form of the Warrant Certificate that it may deem appropriate and that does not affect the substance thereof and any Warrant Certificate thereafter issued, whether in exchange or substitution for any outstanding Warrant Certificate or otherwise, may be in the form so changed.

                  C. Notice to Holder of Record Date, Dissolution, Liquidation or Winding Up. The Company shall cause to be mailed (by first class mail, postage prepaid) to the Holder of such of the record date for any dividend, distribution or payment, in cash or in kind (including, without limitation, evidence of indebtedness and assets), with respect to shares of Common Stock at least 20 calendar days before any such date. In case at any time after the date hereof, there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall cause to be mailed (by first class mail, postage prepaid) to the Holder at such Holder's address as shown on the books of the Company, at the earliest practicable time (and, in any event, not less than 20 calendar days before any date set for definitive action), notice of the date on which such dissolution, liquidation or winding up shall take place, as the case may be. The notices referred to above shall also specify the date as of which the holders of the shares of Common Stock of record or other securities underlying the Warrants shall be entitled to receive such dividend, ties, money or the property deliverable upon such dissolution, liquidation or winding up, as the case may be (the "Entitlement Date"). In the case of a distribution of evidence of indebtedness or assets (other than in dissolution, liquidation or winding up) which has the effect of reducing the Exercise Price to zero or less pursuant to Section 2A(9), if the Holder elects to exercise the Warrants in accordance with Section I and become a holder of the Common Stock on the Entitlement Date, the Holder shall thereafter receive the evidence of indebtedness or assets distributed in respect of shares of Common Stock. In the case of any dissolution, liquidation or winding up of the Company, the Holder shall receive on the Entitlement Date the cash or other property, less the Exercise Price for the Warrants then in effect, that such Holder would have been entitled to receive had the Warrants been exercisable and exercised immediately prior to such dissolution, liquidation or winding up (or, if appropriate, record date therefor) and any right of a Holder to exercise the Warrants shall terminate.

                  E. Fractional Interests. The Company shall not be required to issue fractional shares of Common Stock on the exercise of the Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of whole shares of Common Stock purchasable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 2E be issuable on the exercise of the Warrants (or specified proportion thereof), the Company shall pay an amount in cash calculated by it to be equal to the then fair value of one share of Common Stock, as determined by the Board of Directors of the company in good faith, multiplied by such fraction computed to the nearest whole cent.

         3. Reservation and Authorization of Common Stock. The Company covenants and agrees (A) that all shares of Common Stock which may be issued upon the exercise of the Warrants represented by this Warrant Certificate will, upon issuance, be validly issued, fully paid and nonassessable and free of all insurance or transfer taxes, liens and charges with respect to the issue thereof, (b) that during the Exercise Period, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the Warrants evidenced by this Warrant Certificate, sufficient shares of Common Stock to provide for the exercise of the Warrants represented by this Warrant Certificate, and (c) that the Company will take all such action as may be necessary to ensure that the shares of Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable law or regulation, or any requirements of any domestic securities exchange upon which any capital stock of the Company may be listed, provided, however, that nothing contained herein shall impose upon the Company any obligation to register the warrants evidenced by this Warrant Certificate or such Common Stock under applicable securities laws except as provided in the Investment Agreement. In the event that any securities of the Company other than the Common Stock are issuable upon exercise of the Warrants, the Company will take or refrain from taking any action referred to in clauses (A) through (c) of this Section 3 as though such clauses applied, mutatis mutandis to such other securities then issuable upon the exercise the Warrants.

         4. No Voting Rights. This Warrant Certificate shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

         5. Exercise or Transfer of Warrants or Common Stock. The Holder of this Warrant Certificate agrees to be bound by the provisions contained in the Warrant Purchase Agreement with respect to the limitations, including limitations imposed for Securities Act compliance, on the transfer of the Warrants and the shares of Common Stock or other securities issuable upon exercise of the Warrants.

         6. Warrants Transferable. Subject to the provision of Section 5, this Warrant Certificate and the Warrants it evidences are transferrable, in whole or in part, without charge to the Holder, at the office or agency of the Company referred to in Section 1, by the Holder in person or by duly authorized attorney, upon surrender of this Warrant Certificate properly endorsed. Each taker and Holder of this Warrant Certificate, by taking or holding the same, consents and agrees that this Warrant Certificate, when endorsed in blank, shall be deemed negotiable, and that the Holder, when this Warrant Certificate shall have been so endorsed, may be treated by the Company and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant Certificate, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered holder hereof as the owner for all purposes.

         7. Registration. The Holder and certain successors of the Holder are entitled to the benefits of a Registration Rights Agreement, a copy of which is on file at the offices of the Company.

         8. Closing of Books. The Company will at no time close its transfer books against the transfer of any Warrant or of any shares of Common Stock or other securities issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of the Warrants.

         9. Warrants Exchangeable, Loss, Theft. This Warrant Certificate is exchangeable, upon the surrender hereof of any Holder at the office or agency of the Company referred to in Section 1, for new Warrant Certificates of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each such new Warrant to represent the right to subscribe and purchase such number of shares of Common Stock as shall be designated by said holder hereof at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation, upon surrender or cancellation of this Warrant Certificate, the Company will issue to the holder hereof a new Warrant Certificate of like tenor, in lieu of this Warrant Certificate, representing the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

         10. Mergers, Consolidations, Etc.

                  A. Except as may otherwise be provided in Section 2A(5), if the Company shall merge or consolidate with another corporation, the holder of this Warrant shall thereafter have the right, upon exercise hereof and payment of the Exercise Price, to receive solely the kind and amount of shares of stock (including, if applicable, Common Stock), other securities, property or cash or any combination thereof receivable by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such merger or consolidation (assuming, if applicable, that the holder of such Common Stock failed to exercise its rights of election, if any, as to the kind or amount of shares of stock, other securities, property or cash or combination thereof receivable upon such merger or consolidation).

                  B. In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant (other than elimination or par value, a change in par value, or from par value to no par value, or as the result of a subdivision or combination of shares (which is provided for elsewhere herein), but including any reclassification of the shares of Common stock into two or more classes or series of shares) or in case of any merger or consolidation of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination (which is provided for elsewhere herein), but including any reclassification of the shares of Common Stock this Warrant shall thereafter have the right, upon exercise hereof and payment of the Exercise Price, to receive solely the kind and amount of shares of stock (including, if applicable, Common Stock), other securities, property or cash or any combination thereof receivable upon such reclassification, change, merger or consolidation by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, merger or consolidation (assuming, if applicable, that the holder of such Common Stock failed to exercise its rights of election, if any, as to the kind or amount of shares of stock, other securities, property or cash or combination thereof receivable upon such reclassification, change, merger or consolidation).

         11. Rights and Obligations Survive Exercise of Warrants. The rights and obligations of the Company, of the Holder, and of the holders of shares of Common Stock or other securities issued upon exercise of the Warrants, contained in Sections 5 and 7 of this Warrant Certificate shall survive the exercise of the Warrants.

         Dated:  [date].

                                        ELSINORE CORPORATION



                                        By:_______________________________


Attest:


_________________________________
[secretary]